EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Global Health Ventures Inc.

We consent to the inclusion in this Annual Report of Global Health Ventures Inc. on Form 10-K/A (Amendment No.1) of our report dated July 20, 2009, with respect to our audit of the consolidated financial statements of Global Health Ventures Inc. as of May 31, 2009.

/s/UHY LDMB Advisors Inc.

UHY LDMB Advisors Inc.
Chartered Accountants
Surrey, British Columbia

September 23, 2009